EXHIBIT INDEX


            EXHIBIT NO.       DOCUMENT                             PAGE

            99.1              Press Release, dated April 3, 1998     5


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                                                            Exhibit 99.1




                JOHNSTOWN AMERICA SETTLES PATENT INFRINGEMENT
                   LITIGATION WITH TRINITY INDUSTRIES, INC.

     CHICAGO, April 3, 1998 -- Johnstown America Industries, Inc. (NASDAQ: JAII) announced today that it has settled its patent infringement litigation against Trinity Industries, Inc. (Trinity). Pursuant to the settlement agreement, Trinity paid to the Company $16.75 million in cash as damages for Trinity's infringement. In addition, the settlement agreement provides that Trinity will not market, manufacture, use, sell or lease its infringing Aluminator II freight car through the expiration of the patent in November 1999. The settlement agreement further provides that the Company will covenant not to sue Trinity in connection with Trinity's marketing, manufacturing, using, selling or leasing its single tub coal gondola freight car as presently designed and manufactured.

      The $16.75 million settlement will result in pre-tax income of $16.75 million and net income of approximately $10.0 million, or $1.00 per share, and will be reflected in the quarter ended March 31, 1998. The net proceeds of the settlement will be used to repay senior bank indebtedness of the Company.

      The patent infringement lawsuit, which was commenced in 1992, was scheduled for a trial in mid-1998 to determine the damages to be received by the Company and whether Trinity's infringement was willful.

      Johnstown America Industries, Inc. headquartered in Chicago, IL, has three operating groups: truck components and assemblies operations, a leading supplier of wheel-end components, seating, steerable drive axles and gear boxes for the heavy-duty truck industry; iron castings operations, a major producer of complex iron castings for a wide range of industries; and freight car operations, a leading manufacturer and lessor of new and rebuilt freight cars used for hauling coal, intermodal containers, highway trailers, agricultural and mining products.

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